Exhibit 99.1

Union Square Ventures Co-Founder

Brad Burnham Joins Tucows Board of Directors

– Brings a wealth of relevant experience and a lot of cool friends -

TORONTO, January 12, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain name and other Internet services, today announced that Brad Burnham has joined its Board of Directors.

Mr. Burnham began his career in information technology with AT&T in 1979. He held a variety of sales, marketing and business development positions there until 1990 when he spun Echo Logic out of Bell Laboratories. He joined AT&T Ventures in 1993, co-founded digital advertising pioneer TACODA in 2001 and then co-founded Union Square Ventures with Fred Wilson in 2003.

Union Square Ventures was the first institutional investor in an exceptionally large number of companies that went on to become important players on the Internet - companies like Twitter, Etsy, Zynga and Kickstarter. Mr. Burnham personally led their investments in Tumblr, Indeed, Meetup, and, more recently Stack Overflow and Duolingo.

“Tucows, with Ting in particular, has huge ambitions right now.” explained Tucows CEO Elliot Noss. “We are providing core services in mobile and fixed Internet and competing with some of the largest, most successful companies in the world, like AT&T and Comcast. But we want to challenge pricing conventions, offer far better experiences, contribute more to local communities and create greater returns for investors. In that regard, we are holding ourselves up against the kinds of companies in Brad’s portfolio. We want to be that usable, delightful, bold and innovative. Brad might be singularly qualified to help us with that challenge.”

Mr. Burnham added, "I am a huge fan of decentralized, bottom up, start-up innovation. I feel fortunate to have been able to work with companies that fundamentally transformed markets. I think Tucows has an exceptional opportunity to change the way we think about access to the Internet.”

The addition of Mr. Burnham expands Tucows’ Board to seven Directors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages nearly 15 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca